Hostess Brands Reports Third Quarter 2022 Results
Double-digit Top and Bottom Line Growth
Raises Full Year Sales Growth, Adjusted EBITDA and Adjusted EPS Guidance
LENEXA, KS, November 2, 2022 - Hostess Brands, Inc. (NASDAQ: TWNK) (the “Company”, “we”, “our”) today reported its financial results for the three and nine months ended September 30, 2022.
“Hostess Brands delivered another quarter of record-high sales, highlighting the strength of our snacking-oriented portfolio, impactful innovation that targets growing snacking occasions, and successful pricing actions to offset elevated inflation. The resiliency of our operating model and the agility of our talented team enabled us to deliver double-digit adjusted EBITDA growth in a volatile environment," commented Andy Callahan, the Hostess Brands’ President and Chief Executive Officer.

He continued, “Given our strong year-to-date results and continued momentum, Hostess Brands is raising its full-year net revenue, adjusted EBITDA, and adjusted EPS guidance as we continue to make investments in innovation and advertising to generate top-tier growth over the longer-term.”

Third Quarter 2022 Financial Highlights1
▪Net revenue of $346.2 million increased 20.2% from the same period last year as higher price/mix accounted for 20.1% of the quarterly growth, with remaining growth attributed to higher volume.
▪Gross profit increased 16.6% to $115.4 million, or 33.3% of net revenue, while on an adjusted basis, gross profit increased 16.9% to $116.1 million, or 33.5% of net revenue. Third quarter gross margins declined by 105 basis points, 93 basis points on an adjusted basis, from year-ago levels as favorable price/mix and productivity were more than offset by 18.5% inflation and inefficiencies caused by continued supply-chain fragility.
▪Net income was $66.3 million or $0.48 per diluted share driven in part by a $33.0 million gain on receipt of Voortman insurance proceeds. Adjusted net income and adjusted EPS, which exclude the receipt of Voortman insurance proceeds, were $32.2 million, and $0.23, respectively, both increased in comparison to the same period last year.
▪Adjusted EBITDA increased 12.2% to $72.7 million. Adjusted EBITDA margin of 21.0% declined from 22.5% in the prior year period due to lower gross margins and higher operating expenses.
▪Cash and cash equivalents and short-term investments were $232.7 million as of September 30, 2022, resulting in a net leverage ratio of 2.9x.
▪Capital expenditures increased to $63.8 million from $36.7 million in the prior-year period. The Company now expects capital expenditures to be in the $125 - $135 million range in 2022.
▪Raising full year 2022 net revenue guidance to 17% - 19% growth, as well as raising full year adjusted EBITDA and adjusted EPS guidance to $290 - $293 million and $0.96 - $0.98, respectively.
Other Highlights
▪The Company’s Sweet Baked Goods point-of-sale (“POS”) increased 17.0%, maintaining its share of category dollar sales at 21.4%.
▪Voortman® branded POS grew 28.8% and its share of the Cookie category increased by 26 basis points driven in part by the ongoing momentum in the faster-growing sugar-free sub-segment.
▪Full year inflation is expected to be in the high teens for the full year, in-line with previous estimates.
▪Repurchased $94.1 million of shares year-to-date through September 30, 2022, the majority of which were under the previously announced $150 million share repurchase program.
▪Year-to-date planned increase in advertising and marketing driving consumer demand. Incremental investments planned in the fourth quarter to support the launch of our Bouncers™ innovation.

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the third quarter of 2021. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the SBG or Cookie categories as reported by Nielsen but do not include other products sold outside of those categories. All market data in this press release refer to the thirteen-week period ended October 1, 2022. The Company's leverage ratio is net debt (total long-term debt less cash and short-term investments) divided by the trailing twelve months adjusted EBITDA.

Guidance and Outlook
The Company is raising its full year 2022 guidance:

	Updated Guidance	Previous Guidance
Net revenue growth	17% - 19%	At least 15%
Adjusted EBITDA	$290 - $293 million	Towards the higher end of $280 - $290 million
Adjusted EPS (diluted)	$0.96 - $0.98	$0.93 - $0.98
Capital expenditures	$125 - $135 million (Including capacity expansion)	$120 - $140 million (Including capacity expansion)
Effective tax rate	27.0%	27.0%
Weighted average shares outstanding	~138 million	138.5 - 139.5 million
The Company provides guidance on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company’s forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for deferred taxes, remeasurement of the tax receivable agreement, and other non-operating gains or losses reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.
Third Quarter 2022 Compared to Third Quarter 2021
Net revenue was $346.2 million, an increase of 20.2%, or $58.2 million, from the prior-year period. Contribution from pricing actions and product mix provided 20.1% of the growth, while higher volume accounted for 0.1% of the quarterly growth. Compared to the same period last year, sweet baked goods net revenue of $307.3 million increased 18.7% or $48.5 million, while cookies net revenue of $38.9 million increased 33.2% or $9.7 million.
Gross profit was $115.4 million or 33.3% of net revenue, compared to 34.4% for the same period last year. Gross margin declined 105 basis points, 93 basis points on an adjusted basis, as favorable price/mix, including revenue growth management initiatives, and productivity benefits were more than offset by inflation and inefficiencies caused by supply-chain fragility. Adjusted gross profit increased 16.9% on pricing actions and productivity partially offset by inflation.
Operating income was $54.4 million, an increase of 16.7% from the prior-year period. Adjusted operating income of $54.2 million increased 9.7% from the same period last year, as higher gross profit more than offset higher workforce investments, depreciation and advertising.
Adjusted EBITDA of $72.7 million, or 21.0% of net revenue, increased 12.2% from the same period last year as higher gross profit was partially offset by higher operating expenses.
The Company’s effective tax rate was 12.8% compared to 27.4% in the prior year. The effective tax rate for the three months ended September 30, 2022, was impacted favorably by the $33.0 million non-taxable gain related to receipt of proceeds under the Voortman acquisition representation and warranty insurance policy and a tax benefit related to revaluing our deferred tax liabilities due to a change in the estimated state tax rate. The current year effective tax rate, excluding these and other immaterial discrete items, was 26.7%, consistent with the prior-year period.
Net income was $66.3 million, a significant increase from $26.2 million from the prior-year period due to the $33.0 million gain from receipt of the Voortman insurance proceeds. Adjusted net income of $32.2 million increased 11.4% from the same period last year. Diluted EPS was $0.48 compared to $0.19 in the prior-year period due to the changes in net income. Adjusted EPS was $0.23 compared to $0.21 in the prior-year period due to the increase in adjusted net income.
Operating cash flows for the nine months ended September 30, 2022 were $164.2 million, as compared to $147.6 million for the same period last year. Operating cash flow benefited from increased profitability, including receipt of the Voortman insurance proceeds of $33.0 million, partially offset by an increase in tax payments and an increase in working capital.

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, November 2, 2022 at 4:30 p.m. ET to discuss the results for the third quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and +1-201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through November 16, 2022, by dialing 844-512-2921 from the U.S., or +1-412-317-6671 internationally, and entering confirmation code 13733435. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess Brands, Inc. (NASDAQ: TWNK) is a snacking powerhouse with a portfolio of iconic brands and a mission to inspire moments of joy by putting our heart into everything we do. Hostess Brands is proud to make America’s No. 1 cupcake, mini donut and sugar-free cookie brands. With annual sales exceeding $1.1 billion and employing approximately 2,600 dedicated team members, Hostess Brands produces new and classic snacks, including Hostess® Donettes®, Twinkies®, CupCakes, Ding Dongs® and Zingers®, as well as a variety of Voortman® cookies and wafers. For more information about Hostess Brands please visit hostessbrands.com.

Investor Contact:	Media Contact:
Amit Sharma	Carly Schesel
asharma@hostessbrands.com	carly.schesel@clynch.com
Forward-Looking Statements
This press release contains statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company’s future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; protecting intellectual property rights; leveraging the Company’s brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to pass cost increases on to our customers; the ability to maintain or add additional shelf or retail space for the Company’s products; our ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; adverse impact or disruption to our business caused by COVID-19 or future outbreaks of highly infectious or contagious diseases; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; significant changes in the availability and pricing of transportation; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; dependence on third parties for significant services; unanticipated business disruptions; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company’s Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company’s Annual Report on Form 10-K for 2021. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$190,828	$249,159
Short-term investments	41,891	—
Accounts receivable, net	199,917	148,180
Inventories	65,444	52,813
Prepaids and other current assets	10,914	10,564
Total current assets	508,994	460,716
Property and equipment, net	385,085	335,305
Intangible assets, net	1,926,758	1,944,392
Goodwill	706,615	706,615
Other assets, net	72,732	19,283
Total assets	$3,600,184	$3,466,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$14,251	$14,170
Tax receivable agreement payments payable within one year	11,100	11,600
Accounts payable	95,958	68,104
Customer trade allowances	68,799	52,746
Accrued expenses and other current liabilities	54,513	47,009
Total current liabilities	244,621	193,629
Long-term debt and lease obligations	1,088,914	1,099,975
Tax receivable agreement obligations	124,592	134,265
Deferred tax liability	343,009	317,847
Other long-term liabilities	1,568	1,605
Total liabilities	1,802,704	1,747,321

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 142,567,808 issued and 134,570,118 shares outstanding as of September 30, 2022 and 142,031,329 shares issued and 138,278,573 shares outstanding as of December 31, 2021	14	14
Additional paid in capital	1,307,813	1,303,254
Accumulated other comprehensive income (loss)	36,172	(506)
Retained earnings	606,703	475,400
Treasury stock	(153,222)	(59,172)
Stockholders’ equity	1,797,480	1,718,990
Total liabilities and stockholders’ equity	$3,600,184	$3,466,311

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net revenue	$346,226	$287,969	$1,018,749	$844,875
Cost of goods sold	230,805	188,990	675,004	545,271
Gross profit	115,421	98,979	343,745	299,604
Operating costs and expenses:
Advertising and marketing	15,816	14,767	43,353	39,692
Selling	9,696	8,166	29,610	26,250
General and administrative	30,502	23,565	90,301	69,254
Amortization of customer relationships	5,878	5,877	17,634	17,633
Tax receivable agreement remeasurement	(860)	—	(860)	—
Total operating costs and expenses	61,032	52,375	180,038	152,829
Operating income	54,389	46,604	163,707	146,775
Other expense (income):
Interest expense, net	10,276	9,928	29,683	29,899
Change in fair value of warrant liabilities	—	228	—	683
Other expense (income)	(31,921)	378	(31,992)	1,808
Total other expense (income)	(21,645)	10,534	(2,309)	32,390
Income before income taxes	76,034	36,070	166,016	114,385
Income tax expense	9,765	9,878	34,713	31,614
Net income	$66,269	$26,192	$131,303	$82,771

Earnings per Class A share:
Basic	$0.49	$0.20	$0.95	$0.63
Diluted	$0.48	$0.19	$0.95	$0.60
Weighted-average shares outstanding:
Basic	136,436,428	129,846,551	137,636,441	130,679,974
Diluted	137,604,256	138,058,866	138,702,172	138,036,371

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30, 2022	September 30, 2021
Operating activities
Net income	$131,303	$82,771
Depreciation and amortization	44,500	37,992
Debt discount amortization	921	931
Tax receivable agreement remeasurement	(860)	—
Change in fair value of warrant liabilities	—	683
Unrealized foreign exchange losses (gains)	790	(177)
Non-cash lease expense	375	971
Share-based compensation	7,600	7,005
Deferred taxes	12,104	18,280
Change in operating assets and liabilities:
Accounts receivable	(51,904)	(31,240)
Inventories	(12,631)	39
Prepaids and other current assets	(468)	13,991
Accounts payable and accrued expenses	16,332	7,949
Customer trade allowances	16,143	8,441
Net cash provided by operating activities	164,205	147,636

Investing activities
Purchases of property and equipment	(55,240)	(33,360)
Acquisition of short-term investments	(62,891)	—
Proceeds from maturity of short-term investments	21,000	—
Acquisition and development of software assets	(8,578)	(3,330)
Net cash used in investing activities	(105,709)	(36,690)

Financing activities
Repayments of long-term debt and lease obligations	(8,375)	(8,375)
Repurchase of common stock	(94,050)	(50,063)
Tax payments related to issuance of shares to employees	(5,582)	(1,277)
Cash received from exercise of options and warrants	2,541	13,285
Payments on tax receivable agreement	(9,313)	(9,270)
Net cash used in financing activities	(114,779)	(55,700)
Effect of exchange rate changes on cash and cash equivalents	(2,048)	(184)
Net increase (decrease) in cash and cash equivalents	(58,331)	55,062
Cash and cash equivalents at beginning of period	249,159	173,034
Cash and cash equivalents at end of period	$190,828	$228,096

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest, net of amounts capitalized	$29,342	$29,019
Net taxes paid	$19,023	$1,568
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$23,103	$5,603

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted net income, adjusted net income margin, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company’s industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company’s performance, estimate the Company’s value and evaluate the Company’s ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company’s capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company’s working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and
•does not reflect payments related to income taxes or the tax receivable agreement.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except percentages and per share data)

	Three Months Ended September 30, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$115,421	33.3%	$54,389	$66,269	19.1%	$0.48
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	1,009	0.3	0.01
Tax receivable agreement remeasurement	—	—	(860)	(860)	(0.3)	(0.01)
Gain on Voortman insurance proceeds (1)	—	—	—	(32,970)	(9.5)	(0.24)
Accelerated depreciation related to network optimization	681	0.2	681	681	0.2	0.01
Other	—	—	(17)	23	—	—
Remeasurement of tax liabilities	—	—	—	(2,161)	(0.6)	(0.02)
Discrete income tax expense	—	—	—	644	0.2	—
Tax impact of adjustments	—	—	—	(462)	(0.1)	—
Adjusted Non-GAAP results	$116,102	33.5%	$54,193	32,173	9.3	$0.23

Income tax				11,744	3.4
Interest expense				10,276	3.0
Depreciation and amortization				15,869	4.5
Share-based compensation				2,613	0.8
Adjusted EBITDA				$72,675	21.0%
(1) Gain from receipt of insurance proceeds under the representation and warranty insurance policy purchased in connection with the Voortman acquisition in 2020 included in other expense (income) on the condensed consolidated statement of operations.

	Three Months Ended September 30, 2021
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$98,979	34.4%	$46,604	$26,192	9.1%	$0.19
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(249)	(0.1)	—
Project consulting costs (1)	—	—	1,604	1,604	0.6	0.01
Change in fair value of warrant liabilities	—	—	—	228	0.1	—
Other (2)	370	0.1	1,185	1,810	0.6	0.01
Tax impact of adjustments	—	—	—	(674)	(0.2)	—
Adjusted Non-GAAP results	$99,349	34.5%	$49,393	28,911	10.1	$0.21

Income tax				10,552	3.7
Interest expense				9,928	3.4
Depreciation and amortization				12,769	4.4
Share-based compensation				2,642	0.9
Adjusted EBITDA				$64,802	22.5%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Costs related to certain corporate initiatives, of which $0.4 million is included in cost of goods sold, $0.8 million is included in general and administrative and $0.6 million is included in other expense (income) on the condensed consolidated statement of operations.

	Nine Months Ended September 30, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$343,745	33.7%	$163,707	$131,303	12.9%	$0.95
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	789	0.1	0.01
Project consulting costs (1)	—	—	3,887	3,887	0.4	0.03
Tax receivable agreement remeasurement	—	—	(860)	(860)	(0.1)	(0.01)
Gain on Voortman insurance proceeds (2)	—	—	—	(32,970)	(3.2)	(0.24)
Accelerated depreciation related to network optimization	776	0.1	776	776	0.1	0.01
Other (3)	161	—	161	350	—	—
Remeasurement of tax liabilities	—	—	—	(2,161)	(0.2)	(0.02)
Discrete income tax expense	—	—	—	1,156	0.1	0.01
Tax impact of adjustments	—	—	—	(1,566)	(0.2)	(0.01)
Adjusted Non-GAAP results	$344,682	33.8%	$167,671	100,704	9.9	$0.73

Income tax				37,284	3.7
Interest expense				29,683	2.9
Depreciation and amortization				43,726	4.3
Share-based compensation				7,600	0.7
Adjusted EBITDA				$218,997	21.5%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Gain from receipt of insurance proceeds under the representation and warranty insurance policy purchased in connection with the Voortman acquisition in 2020 included in other expense (income) on the condensed consolidated statement of operations.
(3) Costs related to certain corporate initiatives, of which $0.2 million is included in cost of goods sold and $0.2 million is included in other expense (income) on the condensed consolidated statement of operations.

	Nine Months Ended September 30, 2021
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$299,604	35.5%	$146,775	$82,771	9.8%	$0.60
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(178)	—	—
Project consulting costs (1)	—	—	2,503	2,503	0.3	0.02
Change in fair-value of warrant liabilities	—	—	—	683	0.1	—
Other (2)	528	—	1,352	3,334	0.4	0.03
Tax impact of adjustments	—	—	—	(1,102)	(0.1)	(0.01)
Adjusted Non-GAAP results	$300,132	35.5%	$150,630	$88,011	10.5	$0.64

Income tax				32,716	3.9
Interest expense				29,899	3.5
Depreciation and amortization				37,992	4.5
Share-based compensation				7,005	0.8
Adjusted EBITDA				$195,623	23.2%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Costs related to certain corporate initiatives, of which $0.5 million is included in cost of goods sold, $0.8 million is included in general and administrative and $2.0 million is included in other expense (income) on the condensed consolidated statement of operations.